                                                                     EXHIBIT 2.1


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                               SECTION     CHAPTER 11
                                     SECTION
LUMINANT WORLDWIDE,                  SECTION     CASE NO. 01-43445-H3-11
CORPORATION,                         SECTION
ALIGN-FIFTH GEAR ACQUISITION         SECTION     CASE NO. 01-43446-H3-11
CORPORATION,                         SECTION
ALIGN SOLUTIONS CORP.,               SECTION     CASE NO. 01-43447-H3-11
ALIGN-SYNAPSE ACQUISITION            SECTION     CASE NO. 01-43448-H3-11
CORPORATION,                         SECTION
BD ACQUISITION CORP.,                SECTION     CASE NO. 01-43449-H3-11
FREE RANGE MEDIA, INC.,              SECTION     CASE NO. 01-43450-H3-11
INTERACTIVE8, INC.,                  SECTION     CASE NO. 01-43451-H3-11
INTEGRATED CONSULTING, INC.,         SECTION     CASE NO. 01-43452-H3-11
LWC OPERATING CORP.,                 SECTION     CASE NO. 01-43453-H3-11
LWC MANAGEMENT CORP.,                SECTION     CASE NO. 01-43454-H3-11
MULTIMEDIA I HOLDINGS, INC.,         SECTION     CASE NO. 01-43455-H3-11
MULTIMEDIA RESOURCES, LLC,           SECTION     CASE NO. 01-43456-H3-11
POTOMAC I HOLDINGS, INC.,            SECTION     CASE NO. 01-43457-H3-11
POTOMAC PARTNERS MANAGEMENT          SECTION     CASE NO. 01-43458-H3-11
CONSULTING, LLC,                     SECTION
RESOURCES SOLUTIONS                  SECTION     CASE NO. 01-43459-H3-11
INTERNATIONAL, LLC, AND              SECTION     CASE NO. 01-43460-H3-11
RSI GROUP, INC.                      SECTION     CASE NO. 01-43460-H3-11
                                     SECTION
         DEBTORS.                    SECTION     JOINTLY ADMINISTERED UNDER
                                     SECTION     CASE NO. 01-43445-H3-11

--------------------------------------------------------------------------------
      JOINT PLAN OF LIQUIDATION UNDER CHAPTER 11, TITLE 11, UNITED STATES
            CODE OF LUMINANT WORLDWIDE CORPORATION, ET AL., DEBTORS
--------------------------------------------------------------------------------

PAUL SILVERSTEIN                      MICKEY SHEINFELD
ANDREWS & KURTH L.L.P.                HENRY KAIM
805 THIRD AVENUE                      JUDY HARRIS
NEW YORK, NEW YORK  10022             AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
TELEPHONE:  (212) 850-2800            711 LOUISIANA STREET, SUITE 1900
FACSIMILE:  (212) 850-2929            HOUSTON, TEXAS  77002
                                      TELEPHONE:  (713) 220-5800
TIMOTHY A. DAVIDSON II                FACSIMILE:  (713) 236-0822
BASIL A. UMARI
ANDREWS & KURTH L.L.P.
600 TRAVIS, SUITE 4200                COUNSEL TO THE DEBTORS
HOUSTON, TEXAS  77002
TELEPHONE:  (713) 220-4200
FACSIMILE:  (713) 220-4285

COUNSEL TO THE OFFICIAL
COMMITTEE OF UNSECURED
CREDITORS

DATED:   JUNE 26, 2002
         HOUSTON, TEXAS


                                TABLE OF CONTENTS



ARTICLE 1 DEFINITIONS AND CONSTRUCTION OF TERMS................................1
         1.1      Scope of Definitions.........................................1
         1.2      Definitions..................................................1
         1.3      Rules of Interpretation and Construction.....................1

ARTICLE 2 CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT...................1
         2.1      Classification...............................................1
         2.2      Unclassified Claims..........................................2
         2.3      Identification of Classes....................................2
         2.4      Unimpaired Class.............................................2
         2.5      Impaired Classes.............................................2

ARTICLE 3 SUBSTANTIVE CONSOLIDATION............................................2
         3.1      Motion For Substantive Consolidation.........................2
         3.2      Effect Of Substantive Consolidation..........................2

ARTICLE 4 TREATMENT OF UNCLASSIFIED CLAIMS:  ADMINISTRATIVE CLAIMS,
PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS...............................3
         4.1      Administrative Claims........................................3
         4.2      Priority Unsecured Tax Claims................................3
         4.3      Professional Fee Claims......................................3

ARTICLE 5 PROVISIONS FOR TREATMENT OF CLASSIFIED  CLAIMS AND INTERESTS.........3
         5.1      Treatment of Class 1 Priority Unsecured Non-Tax Claims.......3
         5.2      Treatment of Class 2 Allowed Secured Claims..................4
         5.3      Treatment of Class 3 General Unsecured Claims................4
         5.4      Treatment of Class 4 Allowed Subordinated Claims.............4
         5.5      Treatment of Class 5 Interests...............................4

ARTICLE 6 EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............................4
         6.1      Rejection....................................................4
         6.2      Approval of Rejection........................................5
         6.3      Rejection Claims.............................................5
         6.4      Employee Claims (Compensation and Benefit Programs)..........5
         6.5      Indemnification Obligations..................................5

ARTICLE 7 MEANS FOR EXECUTION OF THE PLAN......................................6
         7.1      The Plan Agents..............................................6
      7.1.1       Selection of Plan Agents: General and Limited Plan Agents....6
      7.1.2       Resignation of Plan Agent....................................6
      7.1.3       Appointment of Successor Plan Agent..........................6
      7.1.4       Compensation.................................................7

JOINT PLAN OF LIQUIDATION OF
DEBTORS AND THE OFFICIAL COMMITTEE    -i-
OF UNSECURED CREDITORS
DATED: JUNE 26, 2002

      7.1.5       Deferral of Responsibility by the Limited Plan Agents........7
         7.2      Effective Date...............................................7
      7.2.1       Cancellation of Interests and Re-issuance of New Common Stock of the Debtors.........................................7
      7.2.2       Execution of Documents and Corporate Action..................7
         7.3      No Surrender of Instruments..................................8
         7.4      Rights and Obligations of the Plan Agents....................8
      7.4.1       Liquidation of Debtors.......................................8
      7.4.2       Management of the Liquidating Debtors........................8
      7.4.3       Employment and Compensation of Professionals................10
      7.4.4       Records.....................................................10
      7.4.5       Investment Guidelines.......................................10
      7.4.6       Exculpation.................................................10
      7.4.7       Reliance by Plan Agents.....................................11
         7.5      Final Report and Dissolution of the Liquidating Debtors.....11
      7.5.1       Dissolution of the Liquidating Debtors......................11
      7.5.2       Final Report................................................11
      7.5.3       Discharge of Plan Agents....................................11
      7.5.4       Costs Relating to Final Report..............................11
         7.6      Bankruptcy Code Section 1145 Determination..................12

ARTICLE 8 GENERAL PROVISIONS GOVERNING DISTRIBUTIONS..........................12
         8.1      Distributions on Allowed Claims Only........................12
         8.2      Distributions of Available Cash.............................12
         8.3      Initial Distribution Date...................................12
         8.4      Place and Manner of Payments or Distributions...............12
         8.5      Minimum Distributions.......................................12
         8.6      Undeliverable Distributions.................................12
         8.7      Treatment of Unclaimed or Undeliverable Distributions.......13
         8.8      Uncashed Checks.............................................13
         8.9      Withholding.................................................13
         8.10     Claims of Less than $25.00..................................13

ARTICLE 9 VESTING OF PROPERTY.................................................14
         9.1      Revesting of Estate Property................................14

ARTICLE 10 INJUNCTION AGAINST ENFORCEMENT OF PRECONFIRMATION DEBT.............14
         10.1     Injunction Enjoining Holders of Claims Against Debtors
                        and Liquidating Debtors...............................14
         10.2     Injunction..................................................14
         10.3     Exculpation of Professionals, Committee Members and Others..14

ARTICLE 11 PROVISIONS FOR THE RESOLUTION OF OBJECTIONS TO PROOFS OF CLAIM.....15
         11.1     Right to Object to Claims...................................15
         11.2     Deadline for Objecting to Claims............................15


JOINT PLAN OF LIQUIDATION OF
DEBTORS AND THE OFFICIAL COMMITTEE    -ii-
OF UNSECURED CREDITORS
DATED: JUNE 26, 2002

ARTICLE 12 GENERAL PROVISIONS RELATING TO RESERVES............................15
         12.1     Disputed Claim Reserve......................................15
         12.2     Operating Reserve...........................................16
         12.3     Professional Fee Reserve....................................16

ARTICLE 13 PROVISIONS FOR THE RETENTION, ENFORCEMENT, COMPROMISE OR
ADJUSTMENT OF CLAIMS BELONGING TO THE BANKRUPTCY ESTATE.......................16
         13.1     Right to Enforce, Compromise, or Adjust Estate Claims.......16

ARTICLE 14 RETENTION OF JURISDICTION..........................................16
         14.1     Retention of Jurisdiction...................................16

ARTICLE 15 MISCELLANEOUS PROVISIONS...........................................18
         15.1     Payment of Statutory Fees...................................18
         15.2     Administrative Claims Bar Date..............................18
         15.3     ............................................................18

ARTICLE 16 GENERAL PROVISIONS.................................................19
         16.1     Confirmation Order..........................................19
         16.2     Notices.....................................................19
         16.3     Dates.......................................................19
         16.4     Further Action..............................................19
         16.5     Exhibits....................................................19
         16.6     Plan Amendments.............................................19
         16.7     Exemption from Transfer Taxes...............................20
         16.8     Binding Effect..............................................20
         16.9     Ratification................................................20
         16.10       Governing Law............................................20
         16.11       Dissolution of the Creditors Committee...................20

ARTICLE 17 CONTINGENCIES TO EFFECTIVENESS OF PLAN.............................20
         17.1     Conditions Precedent to Effective Date......................20
         17.2     Waiver Of Conditions........................................20


JOINT PLAN OF LIQUIDATION OF
DEBTORS AND THE OFFICIAL COMMITTEE     -iii-
OF UNSECURED CREDITORS
DATED: JUNE 26, 2002

                                EXHIBITS TO PLAN


Glossary of Defined Terms..............................................Exhibit A








JOINT PLAN OF LIQUIDATION OF
DEBTORS AND THE OFFICIAL COMMITTEE    -iv-
OF UNSECURED CREDITORS
DATED: JUNE 26, 2002

                                  INTRODUCTION

         Luminant Worldwide Corporation ("Luminant"), Align-Fifth Gear Acquisition Corporation, Align Solutions Corp., Align-Synapse Acquisition Corporation, BD Acquisition Corp., Free Range Media, Inc., Interactive8, Inc., Integrated Consulting, Inc., LWC Operating Corp., LWC Management Corp., Multimedia I Holdings, Inc., Multimedia Resources, LLC, Potomac I Holdings, Inc., Potomac Partners Management Consulting, LLC, Resources Solutions International, LLC and RSI Group, Inc., Debtors and Debtors in possession in the above-referenced bankruptcy cases and the Official Committee of Unsecured Creditors (the "Committee," collectively with the Debtors, the "Proponents"), propose this Plan of Liquidation (the "Plan") pursuant to section 1121(b) of title 11 of the United States Code.

                                   ARTICLE 1
                      DEFINITIONS AND CONSTRUCTION OF TERMS

         1.1 SCOPE OF DEFINITIONS. All capitalized terms not otherwise defined in the Plan shall have the meanings ascribed to them in Article 1 of the Plan. Any capitalized term used in the Plan that is not defined in either section 1.2 of the Plan or elsewhere in the Plan shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

         1.2 DEFINITIONS. Defined terms are set forth in Exhibit A to the Plan.

         1.3 RULES OF INTERPRETATION AND CONSTRUCTION. For purposes of the Plan,
(i) any reference in the Plan to an existing document or exhibit filed or to be filed means that document or exhibit as it may have been or may be amended, modified, or supplemented; (ii) unless otherwise specified, all references in the Plan to sections, articles, and exhibits are references to sections, articles, or exhibits to the Plan; (iii) the words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan in its entirety and not to any particular portion the Plan; (iv) captions and headings contained in the Plan are inserted for convenience and reference only, and are not intended to be part of or to affect the interpretation of the Plan; (v) wherever appropriate from the context, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender; and (vi) the rules of construction outlined in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply to the Plan.

                                   ARTICLE 2
               CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

         2.1 CLASSIFICATION. Pursuant to Bankruptcy Code section 1122, a Claim or Interest is placed in a particular Class for purposes of voting on the Plan and receiving Distributions under the Plan only to the extent the particular Claim or Interest has not been paid or released before the Effective Date. A Claim may be and is classified in a other Classes to the extent that any portion of the Claim falls within the description of such other Classes.

         2.2 UNCLASSIFIED CLAIMS. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Professional Fee Claims, and Priority Unsecured Tax Claims are not classified under the Plan, and the treatment of those Claims is set forth in Article 4 of the Plan.

         2.3 IDENTIFICATION OF CLASSES. Classes of Claims against and Interests in the Debtors are classified as follows:

         Class 1  Priority Unsecured Non-Tax Claims

         Class 2  Secured Claims

         Class 3  General Unsecured Claims

         Class 4  Subordinated Claims

         Class 5  Interests in Debtors

         2.4 UNIMPAIRED CLASS. Claims in Classes 1 and 2 are not impaired under the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, Claimholders within Classes 1 and 2 are conclusively presumed to have accepted the Plan, and therefore are not entitled to vote to accept or reject the Plan.

         2.5 IMPAIRED CLASSES. Claims in Classes 3, 4, and 5 are impaired under the Plan. Claimholders in Class 3 are entitled to vote to accept or reject the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders of Claims and Interests in Classes 4 and 5 are conclusively presumed to have rejected the Plan, and therefore are not entitled to vote to accept or reject the Plan.

                                   ARTICLE 3
                            SUBSTANTIVE CONSOLIDATION

         3.1 MOTION FOR SUBSTANTIVE CONSOLIDATION. This Plan constitutes a motion by the Proponents pursuant to Section 105(a) of the Bankruptcy Code for the substantive consolidation of the Debtors.

         3.2 EFFECT OF SUBSTANTIVE CONSOLIDATION. Pursuant to the Confirmation Order, the Bankruptcy Court shall approve the substantive consolidation of the Debtors for the purpose of implementing this Plan, including for purpose of voting, confirmation, and Distributions to be made under the Plan. Pursuant to such Confirmation Order: (i) all assets and liabilities of the Debtors will be deemed merged, (ii) all guarantees by one of the Debtors of the obligations of any of the other Debtors will be deemed eliminated so that any Claim against any of the Debtors and any guaranty thereof executed by any other of the Debtors and any joint or several liability of any of the Debtors will be deemed to be one obligation of the Debtors, and (iii) each and every Claim filed or to be filed in the Chapter 11 Cases of any of the Debtors will be deemed filed against the Debtors and will be deemed one Claim against and a single obligation of the Debtors. No attempt shall be made by the Debtors to differentiate, separate or segregate the assets and liabilities of any of the Debtors. This consolidation shall not result in, or cause, the imposition of Liens upon assets unless specifically provided in this Plan.

                                   ARTICLE 4
                TREATMENT OF UNCLASSIFIED CLAIMS: ADMINISTRATIVE
            CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS

         4.1 ADMINISTRATIVE CLAIMS.

                  Except as otherwise provided herein, on the later of the Initial Distribution Date or within ten (10) days after the Allowance Date, except to the extent that a holder of an Allowed Administrative Claim and the Plan Agents agree to a different treatment of such Allowed Administrative Claim, Liquidating Debtors shall pay to each holder of an Allowed Administrative Claim, Cash in an amount equal to such Allowed Administrative Claim, provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors or liabilities arising under loans or advances to or other obligations incurred by the Debtors, whether or not incurred in the ordinary course of business, shall be assumed and paid by Liquidating Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions

         4.2 PRIORITY UNSECURED TAX CLAIMS.

                  On the later of the Initial Distribution Date or within ten
(10) days after the Allowance Date, except to the extent that a holder of an Allowed Priority Unsecured Tax Claim agrees to a different treatment of such Allowed Priority Unsecured Tax Claim, Liquidating Debtors shall, at their option, pay to each holder of an Allowed Priority Unsecured Tax Claim that is due and payable on or before the Effective Date either (a) Cash in an amount equal to such Allowed Priority Unsecured Tax Claim, or (b) deferred annual cash payments over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. Allowed Priority Unsecured Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         4.3 PROFESSIONAL FEE CLAIMS.

         All requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court and served on the Debtors, the U. S. Trustee and the Committee no more than twenty (20) days after the Confirmation Date. Any such Professional Fee Claims for which an application or request for payment is not filed within that time period shall be discharged and forever barred, and shall not be entitled to any Distributions under the Plan. After the Confirmation Date, fees for professionals may be paid by the Liquidating Debtors in the ordinary course of business.

                                   ARTICLE 5
                     PROVISIONS FOR TREATMENT OF CLASSIFIED
                              CLAIMS AND INTERESTS

         5.1 TREATMENT OF CLASS 1 PRIORITY UNSECURED NON-TAX CLAIMS. On the Initial Distribution Date, except to the extent that a holder of an Allowed Priority Unsecured Non-Tax

Claim and the Plan Agents agree to a different treatment of such Allowed Priority Unsecured Non-Tax Claim, or except to the extent that such Claim is not due and payable on or before the Effective Date, each Allowed Priority Unsecured Non-Tax Claim shall be paid in full, in cash from the Available Cash, and shall be considered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Unsecured Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         5.2 TREATMENT OF CLASS 2 ALLOWED SECURED CLAIMS.

                  Each holder of an Allowed Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, in the sole and absolute discretion of the Liquidating Debtors, be entitled to any one or a combination of any of the following: (i) receive on the Initial Distribution Date, or ten (10) days after the Claim's Allowance Date, whichever is later, Cash in an amount equal to such Allowed Secured Claim, (ii) receive deferred Cash payments totaling at least the allowed amount of such Allowed Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Secured Claim, (iii) upon abandonment by the Liquidating Debtors, receive all or a portion of the Collateral securing such holder's Allowed Secured Claim, (iv) receive payments or Liens amounting to the indubitable equivalent of the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Secured Claim, or (v) receive such other treatment as the Plan Agents and such holder shall have agreed upon in writing.

         5.3 TREATMENT OF CLASS 3 GENERAL UNSECURED CLAIMS. Unless the Claim is a Disputed Claim, each holder of an Allowed Class 3 General Unsecured Claim shall receive its Pro Rata share of Available Cash on the Initial Distribution Date. The holder of a Class 3 General Unsecured Claim that is a Disputed Claim that later becomes an Allowed Claim will receive from the Disputed Claim Reserve, 10 days after it is allowed, the Pro Rata share of Available Cash that it would have received prior to the Claim's allowance had the Claim been an Allowed Claim since the Effective Date. Thereafter, the Class 3 General Unsecured Claim that has become an Allowed Claim will share in Distributions with the other Allowed Class 3 General Unsecured Claims.

         5.4 TREATMENT OF CLASS 4 ALLOWED SUBORDINATED CLAIMS. Holders of Allowed Class 4 Subordinated Claims shall not be entitled to receive any Distributions under the Plan.

         5.5 TREATMENT OF CLASS 5 INTERESTS. On the Effective Date, all Class 5 Interests shall be cancelled in accordance with Section 7.2.1 of the Plan, and holders of Class 5 Interests shall not be entitled to receive any Distribution under the Plan.

                                   ARTICLE 6
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         6.1 REJECTION. All Executory Contracts and Unexpired Leases not otherwise assumed or rejected pursuant to a Final Order entered before the Effective Date shall be deemed rejected as of the Confirmation Date. Pursuant to Bankruptcy Code section 365(a), the Plan constitutes a motion by the Debtors to reject all executory contracts and unexpired leases not otherwise assumed or rejected pursuant to a Final Order entered before the Effective Date.

         6.2 APPROVAL OF REJECTION. Entry of the Confirmation Order shall constitute the approval, pursuant to Bankruptcy Code section 365(a), of the rejection of the remaining Executory Contracts and Unexpired Leases.

         6.3 REJECTION CLAIMS. Unless the Bankruptcy Court, the Bankruptcy Code, or the Bankruptcy Rules establish an earlier deadline concerning the rejection of particular Executory Contracts or Unexpired Leases, any Claim arising out of the rejection of Executory Contracts and Unexpired Leases under Sections 6.1 of the Plan, or arising out of the rejection of Executory Contracts or Unexpired Leases after the Bar Date and before the Confirmation Date, must be filed with the Bankruptcy Court and served on the Debtors and Plan Agents within thirty
(30) days after the Confirmation Date, or if an earlier date has been set by the Court, on the earlier date. Any Claims not filed within that time period will be extinguished and forever barred, and therefore will not receive any Distributions under the Plan. Any Claims arising out of the rejection of an Executory Contract or Unexpired Leases pursuant to a Final Order entered before the Bar Date must have been filed before the Bar Date; otherwise those Claims are extinguished and forever barred, and therefore will not receive Distributions under the Plan. All Claims arising from the rejection of an Executory Contract shall be treated as a Class 3 General Unsecured Claim under the Plan.

         6.4 EMPLOYEE CLAIMS (COMPENSATION AND BENEFIT PROGRAMS). To the extent not already rejected pursuant to a Final Order, all employment and retirement practices and policies and all compensation, retirement and employee benefit plans, policies and programs of the Debtors applicable to their current or former directors, officers, or employees (including all savings plans, retirement plans, health care plans, accrued unpaid vacation, sick leave, medical benefits, incentive plans, workers' compensation programs, and life, disability and other insurance plans), to the extent arising from Executory Contracts, shall be rejected as of the Confirmation Date, and shall not be binding on the Liquidating Debtors or Plan Agents to any extent.

         6.5 INDEMNIFICATION OBLIGATIONS. Subject to the occurrence of the Effective Date, the obligations of the Debtors and Liquidating Debtors, to indemnify, defend, reimburse or limit the liability of directors or officers who were or are directors or officers of the Debtors at any time, against any claims or causes of action as provided in the Debtors' certificate of incorporation, by-laws, applicable state law, contract, or otherwise shall not survive confirmation of the Plan and shall be discharged, other than the General Plan Agent and H. Malcolm Lovett, Jr. in his role as the sole officer and director and financial advisor or in any other capacity of the Debtors prior to the Effective Date.

                                   ARTICLE 7
                         MEANS FOR EXECUTION OF THE PLAN

         7.1 THE PLAN AGENTS.

         7.1.1 SELECTION OF PLAN AGENTS: GENERAL AND LIMITED PLAN AGENTS. There will be three Plan Agents under the Plan. One Plan Agent will be the General Plan Agent, the other two Plan Agents, Limited Plan Agents. The Proponents shall nominate H. Malcolm Lovett, Jr. to serve as General Plan Agent and two other candidates to serve as the Limited Plan Agents under the Plan. The Proponents shall also negotiate a fee agreement with H. Malcolm Lovett, Jr. The Limited Plan Agents will not receive fees, but will be reimbursed for reasonable expenses incurred in their role as Limited Plan Agents. The Debtors shall file with the Bankruptcy Court and serve on the Committee at least ten (10) days before the hearing on the Disclosure Statement a disclosure identifying the candidates for Limited Plan Agents and setting forth the terms of the fee arrangement with the General Plan Agent. The Plan Agent candidates shall be approved at the Confirmation Hearing, and shall thereafter immediately undertake the required duties under the Plan on the Effective Date.

         7.1.2 RESIGNATION OF PLAN AGENT. A Plan Agent may resign such position only by a written instrument filed with the Bankruptcy Court at least sixty (60) days before the proposed effective date of resignation. A Plan Agent shall continue to serve as Plan Agent after the filing of the resignation until the proposed effective date, which shall be the effective date of appointment of a successor Plan Agent in accordance with Section 7.1.3 of the Plan.

         7.1.3 APPOINTMENT OF SUCCESSOR PLAN AGENT.

                           7.1.3.1 APPOINTMENT OF SUCCESSOR PLAN AGENT. In the
                  event of a vacancy by reason of the death of a Plan Agent or prospective vacancy by reason of resignation, a successor Plan Agent shall be selected and appointed by unanimous approval of the remaining Plan Agents. The remaining Plan Agents must notify the Court of the vacancy or prospective vacancy as soon as they become aware of such, and may appoint a successor Plan Agent as soon as practicable, but in any event within sixty
                  (60) days after the occurrence of the vacancy or, in the case of resignation, at least fifteen (15) days before the effective date of such resignation. If the remaining Plan Agents fail to appoint a successor Plan Agent within the applicable period, any of the remaining Plan Agents or holders of 30% or more in amount of Allowed Class 3 General Unsecured Claims may nominate a successor Plan Agent. On such nomination, the remaining Plan Agents shall provide all holders of Allowed Class 3 General Unsecured Claims with a notice setting forth (i) the name of the nominated Plan Agent,
                  (ii) if the nominated Plan agent will replace a General Plan Agent, the proposed compensation for the nominated General Plan Agent, (iii) a ballot, and (iv) the date such ballot must be returned to the remaining Plan Agents. The election of a successor Plan Agent shall be effective on approval by holders of a majority of Allowed Class 3 General Unsecured Claims (in terms of amount so voted).

                           7.1.3.2 VESTING OF RIGHTS IN SUCCESSOR PLAN AGENT.
                  Every successor Plan Agent appointed pursuant to the Plan shall execute, acknowledge, and deliver to the remaining Plan Agents and the retiring Plan Agent, if any, an instrument accepting the appointment subject to the terms and provisions of the Plan. The successor Plan Agent shall automatically succeed to the record ownership of the New Common Stock of the Debtors held by the retiring Plan Agent. Without any further act, deed or conveyance, the successor Plan Agent shall become vested with all the rights, powers, trusts, and duties of the retiring Plan Agent under the Plan, except that the successor Plan Agent shall not be liable for the acts or omissions of the retiring Plan Agent.

         7.1.4 COMPENSATION. As compensation for services as General Plan Agent and under any other agreements to which the General Plan Agent is a party as contemplated by the Plan, the General Plan Agent shall receive the compensation provided for in a separate compensation arrangement approved by the Committee and the Bankruptcy Court, to the extent necessary. Compensation of any successor General Plan Agent shall be determined before the time of the General Plan Agent's appointment.

                  Limited Plan Agents and their successors will not receive compensation, but will be reimbursed for reasonable expenses incurred in their role as Limited Plan Agents.

         7.1.5 DEFERRAL OF RESPONSIBILITY BY THE LIMITED PLAN AGENTS. The Limited Plan Agents shall, unilaterally and without breach of any duty or obligation, fiduciary or otherwise, cede any or all duties or responsibilities as Plan Agent to the General Plan Agent, subject to their right to revoke such deferral at any time.

         7.2 EFFECTIVE DATE. The following shall occur at or before the Effective Date, and shall be effective as of the Effective Date:

         7.2.1 CANCELLATION OF INTERESTS AND RE-ISSUANCE OF NEW COMMON STOCK OF THE DEBTORS. On the Effective Date, all of the then existing Interests in the Debtors (other than those held by the Debtors themselves) shall be cancelled, and the Liquidating Debtors shall authorize and issue only 3,000 shares of its common stock, $1.00 par value, (the "New Common Stock") to the Plan Agents equally to be held and voted in accordance with the terms and provisions of the Plan. The Plan Agents shall be the record owners of the New Common Stock of the Liquidating Debtors, which shall constitute 100% of the issued and outstanding shares of capital stock of the Liquidating Debtors. The Plan Agents shall hold the New Common Stock of the Liquidating Debtors for the benefit of the holders of Allowed Claims against the Debtors. The Plan Agents shall vote such shares at all appropriate times to elect themselves as the sole directors and officers of the Liquidating Debtors and otherwise to implement the terms and provisions of the Plan.

         7.2.2 EXECUTION OF DOCUMENTS AND CORPORATE ACTION. The Liquidating Debtors shall deliver all documents and perform all actions reasonably contemplated with respect to implementation of the Plan. The Plan Agents are designated as the authorized representatives to execute on behalf of the Liquidating Debtors, in a representative capacity and not individually, any documents or instruments to be executed by the Liquidating Debtors after the Confirmation Date in order to consummate the Plan.

         7.3 NO SURRENDER OF INSTRUMENTS. Unless otherwise provided for in the Plan, each Claimholder or Interestholder holding a certificate or instrument evidencing a Claim against or Interest in, the Debtors or Estate Property and whose Claims are treated under the Plan need not surrender such certificate or instrument to the Plan Agents as a prerequisite to receiving a Distribution under the Plan. Such instruments will be cancelled without further action on the Effective Date of the Plan.

         7.4 RIGHTS AND OBLIGATIONS OF THE PLAN AGENTS.

         7.4.1 LIQUIDATION OF DEBTORS. Following the Effective Date, the Plan Agents, on behalf of the Liquidating Debtors, shall conduct an orderly liquidation of the Estate Property consistent with the terms and provisions of the Plan.

         7.4.2 MANAGEMENT OF THE LIQUIDATING DEBTORS. Except as otherwise expressly limited in the Plan, the Plan Agents shall have control and authority over the Liquidating Debtors and Estate Property, including the Avoidance Actions and other causes of action that are owned by the Liquidating Debtors, and over the management and disposition of the Estate Property (including any transfer of Estate Property that does not constitute a disposition). Except as provided in the Plan, the Plan Agents need not obtain any court order or approval in the exercise of any power or discretion conferred under the Plan. The Plan Agents shall exercise their judgment for the benefit of the Claimholders in order to maximize the value of Estate Property, giving due regard to the cost, risk, and delay of any course of action. In connection with the management of the Liquidating Debtors and use of the Estate Property, the Plan Agents' powers to manage the Liquidating Debtors (except as otherwise expressly limited in the Plan) shall include taking the following action on behalf of the Debtors:

                  (1) to pursue the liquidation and marshaling of the Estate Property and to preserve and protect the Estate Property;

                  (2) to reconcile, settle, or object to Claims against the Debtors and to prosecute, settle, or abandon the Avoidance Actions and other causes of action that are Estate Property against third parties;

                  (3) to make or cause to be made Distributions of Available Cash in accordance with the terms of the Plan;

                  (4) to liquidate and distribute Estate Property or any portion of or interest in Estate Property, and to dispose of the Estate Property for Cash or on such terms and for such consideration as are reasonable and appropriate;

                  (5) to enforce the payment of notes or other obligations of any Person;

                  (6) to purchase insurance with coverage and limits as it deems desirable including, insurance covering liabilities of the Plan Agents and their employees and agents or employees or agents of the Liquidating Debtors incurred in connection with their services to the Liquidating Debtors;

                  (7) to appoint, engage, employ, supervise, and compensate officers, employees, and other Persons as may be necessary or desirable, including managers, consultants, accountants, technical, financial, real estate, or investment advisors or managers, attorneys, agents or brokers, corporate fiduciaries, or depositories;

                  (8) subject to the limitations in Section 7.4.6 of the Plan, to the extent reasonably required to meet claims and contingent liabilities (including Disputed Claims) or to maintain the value of Estate Property during liquidation, to invest and reinvest Available Cash, pending distribution, and to liquidate such investments; provided, however, the Plan Agents shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including Disputed Claims) or to maintain the value of the Estate Property during liquidation;

                  (9) to execute, deliver, and perform on behalf of the Liquidating Debtors any closing agreement made with the IRS;

                  (10) to establish the manner of ascertaining income and principal, and the apportionment of income and principal, and the apportionment between income and principal of all receipts and disbursements, and to select an annual accounting period;

                  (11) establish funds, reserves and accounts (including the Reserve accounts), as deemed by the Plan Agents in their discretion to be useful in carrying out the purposes of the Plan;

                  (12) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding;

                  (13) delegate any or all of the discretionary power and authority conferred with respect to all or any portion of the Estate Property to any one or more reputable individuals or recognized institutional advisers or investment managers without liability for any action taken or omission made because of any such delegation except for such liability as is provided in the Plan;

                  (14) undertake any duties or obligations and exercise any rights concerning the treatment of Secured Claims under the Plan;

                  (15) execute, deliver, and perform such other agreements and documents and to take or cause to be taken any and all such other actions as may be necessary or desirable to effectuate and carry out the purposes of the Plan;

                  (16) undertake any action necessary to maintain the corporate existence and/or dissolve, the Liquidating Debtors;

                  (17) undertake any action necessary to ensure that the Liquidating Debtors are and remain in good standing and compliance with applicable federal, state, and local laws;

                  (18) file any federal, state, or local tax returns and provide for the payment of any related taxes; and

                  (19) undertake any action or perform any obligation provided for or required under the Plan.

         7.4.3 EMPLOYMENT AND COMPENSATION OF PROFESSIONALS. After the Confirmation Date, the Plan Agents shall have the authority to retain and compensate on behalf of the Liquidating Debtors attorneys, accountants, investment advisors, and other professionals, including professionals already or formerly retained by the Debtors or the Committee, as the Plan Agents may determine to be necessary or appropriate in carrying out the provisions of the Plan. The Plan Agents may pay the reasonable fees and expenses of such professionals as a Liquidation Cost without application to or further order of the Bankruptcy Court.

         7.4.4 RECORDS. The Plan Agents, on behalf of the Liquidating Debtors, shall maintain records and account books relating to the Estate Property, the management of the Estate Property, and all transactions undertaken by the Plan Agents. The Plan Agents shall also maintain, on behalf of the Liquidating Debtors, records and account books relating to all Distributions contemplated and made under the Plan.

         7.4.5 INVESTMENT GUIDELINES. Available Cash and other Cash held pending distribution, including Cash held in Reserves, shall (to the extent permitted by applicable law) be invested by the Plan Agents, on behalf of the Liquidating Debtors, in (i) direct obligations of, or obligations guaranteed or secured by, the United States of America (including United States Treasury Bills); (ii) obligations of any agency or corporation that is or may subsequently be created by or pursuant to an Act of the United States Congress or its agencies or instrumentalities, or (iii) demand deposits or short-term certificates of deposit at any bank or trust company that has, at the time of the acquisition by the Plan Agents of such investments, capital stock and surplus aggregating at least $100 million and whose short-term debt obligations are rated by at least two nationally recognized statistical rating organizations in one of the two highest categories. Such investments shall mature in the amounts and at the times as, in the judgment of the Plan Agents, are necessary, or are desirable with a view to providing funds when needed to make payments from the Estate Property. Any investment purchased with the Estate Property shall be deemed a part of the Estate Property. All interest, distributions, dividends and proceeds received by the Plan Agents in connection with such investments shall be a part of the Estate Property.

         7.4.6 EXCULPATION.

         The Plan Agents, and their members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, and other professionals or agents retained by the Plan Agents) shall not be liable for any act they may do, or omit to do, in connection with or arising out of the Plan, the administration of the Plan, or the property to be distributed under the Plan. However, this paragraph 7.4.7 shall not apply to any act of gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court.

         7.4.7 RELIANCE BY PLAN AGENTS. The Plan Agents may rely, and shall be fully, protected in acting or refraining from acting, on any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document that the Plan Agents have no reason to believe is not genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties, and the Plan Agents may conclusively rely as to the truth of the statements and correctness of the opinions expressed in such documents; provided, however, the Plan Agents shall be under a duty to examine, or caused to be examined, the above-referenced documents to determine whether such documents conform to the requirements of the Plan. The Plan Agents may consult with counsel, and any opinion of counsel shall be full and complete authorization and protection regarding any action taken or suffered by the Plan Agents in accordance with such opinion. The Plan Agents shall have the right at any time to seek instructions from the Bankruptcy Court (or any other court of competent jurisdiction after the chapter 11 cases are finally closed) concerning the Estate Property, the Plan, or any other document executed in connection therewith, and those instructions shall be full and complete authorization regarding any action taken or suffered by the Plan Agents in accordance with those instructions.

         7.5 FINAL REPORT AND DISSOLUTION OF THE LIQUIDATING DEBTORS.

         7.5.1 DISSOLUTION OF THE LIQUIDATING DEBTORS. Following the complete liquidation and distribution of all Available Cash and any Reserves provided for or contemplated by the Plan, the Plan Agents shall sign and file appropriate articles of dissolution for the Debtors with their states of incorporation. No approval of the shareholders or directors of the Liquidating Debtors shall be required for filing of the articles of dissolution.

         7.5.2 FINAL REPORT. On filing the articles of dissolution, the Plan Agents shall file with the Bankruptcy Court and serve on the U.S. Trustee a final report containing the following information: (i) a list of all Estate Property and funds of the Debtors originally charged under the Plan Agents' control, (ii) a summarized accounting, in sufficient detail, of all purchases, sales, gains, losses, and income in connection with the liquidation and distribution of the Estate Property during the Plan Agents' term of service, and
(iii) any ending balance of all assets and funds of the Liquidating Debtors as of the date of the final report.

         7.5.3 DISCHARGE OF PLAN AGENTS. On the date that the case is closed the Plan Agents shall be discharged from all liability to the Liquidating Debtors, Claimholders, Interestholders, or any Person who has had or may have an interest in the Liquidating Debtors for acts or omissions in the Plan Agents' capacity as Plan Agents or in any other capacity contemplated by the Plan.

         7.5.4 COSTS RELATING TO FINAL REPORT. The expenses of any accounting (including, any final report or discharge) shall be paid by the Liquidating Debtors as a Liquidation Cost.

         7.6 BANKRUPTCY CODE SECTION 1145 DETERMINATION. Confirmation of the Plan shall constitute a determination, in accordance with Bankruptcy Code section 1145, that (except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b)) section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer or sale under the Plan of the Estate Property in exchange for Claims against Debtors. Notwithstanding, if the Plan Agents determine that registration and reporting under the Securities Exchange Act of 1934 is required, the Plan Agents will take steps to comply with those requirements.

                                   ARTICLE 8
                   GENERAL PROVISIONS GOVERNING DISTRIBUTIONS

         8.1 DISTRIBUTIONS ON ALLOWED CLAIMS ONLY. Distributions under the Plan shall be made only to the holders of Allowed Claims. Until a Disputed Claim becomes an Allowed Claim, the holder of that Disputed Claim shall not receive the consideration otherwise provided to such Claimholder under the Plan.

         8.2 DISTRIBUTIONS OF AVAILABLE CASH. The Plan Agents, on behalf of the Liquidating Debtors, shall make Distributions from only Available Cash, except as otherwise provided in the Plan. Subject to establishing the Reserves required under the Plan, the Plan Agents shall have authority to make Distributions of Available Cash at such time or times as the Plan Agents believe there is sufficient Available Cash to warrant a Distribution.

         8.3 INITIAL DISTRIBUTION DATE. On the Effective Date, or as soon as practicable thereafter (the "Initial Distribution Date"), as determined by the Plan Agents, the Plan Agents, on behalf of the Liquidating Debtors, shall make Distributions to the holders of Allowed Claims from Available Cash in accordance with the terms of the Plan.

         8.4 PLACE AND MANNER OF PAYMENTS OR DISTRIBUTIONS. The Plan Agents shall make Distributions to the holders of Allowed Claims by mailing such Distribution to the Claimholders at their address as listed in the Schedules of Assets and Liabilities, or any proof of claim filed by the Claimholders, or at such other address as such Claimholders shall have specified for payment purposes in a written notice to the Plan Agents at least twenty (20) days before a Distribution Date. The Plan Agents, on behalf of the Liquidating Debtors, shall distribute any Available Cash by wire, check, or such other method as the Plan Agents deem appropriate under the circumstances.

         8.5 MINIMUM DISTRIBUTIONS. To the extent a Distribution to a particular Claimant is less than $100.00, the Plan Agents, on behalf of the Liquidating Debtors, may hold such Distribution until the final Distribution or until the aggregate of Distributions to such Claimant exceeds $100.00.

         8.6 UNDELIVERABLE DISTRIBUTIONS. If a Distribution to any Claimholder is returned as undeliverable, the Plan Agents, on behalf of the Liquidating Debtors, shall use reasonable efforts to determine such Claimholder's then current address, and no further Distributions shall be made to such Claimholder unless and until the Plan Agents are notified of such Claimholder's then current address.

         8.7 TREATMENT OF UNCLAIMED OR UNDELIVERABLE DISTRIBUTIONS. If any Person entitled to Distributions of Available Cash or Estate Property under the Plan cannot be located on the Effective Date or any time thereafter, then, subject to the provisions of Article 12 and this Section 8.7, such Available Cash or Estate Property shall be set aside, and, in the case of Available Cash, held in an interest-bearing account or fund maintained by the Plan Agents on behalf of such Person. If such Person is located within 180 days of the Initial Distribution Date, such Available Cash shall be paid or distributed to such Person without interest. If such Person cannot be located within 180 days of the Initial Distribution Date, then (i) such Person shall no longer be deemed to be a Claimant, and (ii) any Available Cash and Estate Property and interest and proceeds thereon allocable to such Person, net of the allocable portion of taxes paid by the Debtors, shall be part of the Available Cash or Estate Property free and clear of and from any claim to such property by or on behalf of such Person (who shall be deemed to have released such claim) and shall be otherwise distributed as provided in the Plan, with such adjustments as are required to take into account that such Person is no longer deemed a Claimholder.

         8.8 UNCASHED CHECKS. All checks constituting a Distribution by the Plan Agents, on behalf of the Liquidating Debtors, shall have a voiding provision causing such check to become void if not cashed within 180 days. To the extent that a check becomes void, the Distribution represented by the check shall revert to the Liquidating Debtors.

         8.9 WITHHOLDING. The Plan Agents, on behalf of the Liquidating Debtors, may withhold from the amount distributable from the Debtors at any time to any Person (except with respect to the Internal Revenue Service) such sum or sums as may be sufficient to pay any tax or taxes or other charge or charges that have been or may be imposed on such Person or upon the Debtors with respect to the amount distributable or to be distributed under the income tax laws of the United States or of any state or political subdivision or entity by reason of any Distribution provided for in this Article 8, whenever such withholding is determined by the Plan Agents in their discretion to be required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Plan Agents, in the exercise of their discretion and judgment, may enter into agreements, on behalf of the Liquidating Debtors, with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 8.9. Notwithstanding the foregoing but without prejudice to the Plan Agents' rights hereunder, such Person shall have the right with respect to the United States, or any state, or any political subdivision of either, to contest the imposition of any tax or other charge by reason of any Distribution hereunder.

         8.10 CLAIMS OF LESS THAN $25.00. No claim in the amount of less than $25.00 shall receive Distributions under the Plan unless the Claimholder makes a request in writing to the Plan Agents within sixty (60) days of the Effective Date. Until and unless a request is made as provided in the preceding sentence, the claim of less than $25.00 shall be deemed a Disputed Claim.

                                   ARTICLE 9
                               VESTING OF PROPERTY

         9.1 REVESTING OF ESTATE PROPERTY. On the Effective Date, except as otherwise expressly provided in the Plan, title to all Estate Property shall vest in the Liquidating Debtors, and all such Estate Property shall be free and clear of all interests, Liens, claims, and encumbrances of any kind, other than as expressly provided in the Plan and subject to the obligation of the Liquidating Debtors and Plan Agents to administer, liquidate, and distribute all Estate Property as required by the Plan.

                                   ARTICLE 10
             INJUNCTION AGAINST ENFORCEMENT OF PRECONFIRMATION DEBT

         10.1 INJUNCTION ENJOINING HOLDERS OF CLAIMS AGAINST DEBTORS AND LIQUIDATING DEBTORS. As of the Effective Date, except as provided in the Confirmation Order, all entities shall be precluded from asserting against the Liquidating Debtors, their Estates, H. Malcolm Lovett, Jr. as the sole officer and director and financial advisor and in any other capacity of the Debtors and the Liquidating Debtors prior to the Effective Date, or the Plan Agents or their employees or agents, and the Plan Agents in their role as officers and directors or in any other capacity of the Liquidating Debtors, any claims, debts, rights, causes of action, liabilities, or equity interests relating to the Debtors or Liquidating Debtors based upon any act, omission, transaction, or other activity of any nature that occurred prior to the Effective Date.

         10.2 INJUNCTION. Except as provided in the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim or other debt or liability or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors or Liquidating Debtors, their Estates, H. Malcolm Lovett, Jr. as the sole officer and director and financial advisor or in any other capacity of the Debtors or the Liquidating Debtors prior to the Effective Date, or the Plan Agents or their employees or agents, and the Plan Agents in their role as officers and directors or in any other capacity of the Liquidating Debtors, or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order;
(iii) creating, perfecting, or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Liquidating Debtors; or (v) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan.

         10.3 EXCULPATION OF PROFESSIONALS, COMMITTEE MEMBERS AND OTHERS. Notwithstanding any other provision of this Plan, no Claimholder or Interestholder, or other party in interest, nor their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any claim, cause of action, or other legal or equitable right against the Plan Agents or their employees or agents, the Plan Agents in their role as officers and directors or in any other capacity of the Liquidating Debtors, members of the Committee in their representative capacity, H. Malcolm Lovett, Jr. as the sole officer and director and financial advisor and in any other capacity of the Debtors and

Liquidating Debtors, the professionals retained in the Debtors' chapter 11 cases, advisors, attorneys, business consultants, representatives, financial advisors, investment bankers or agents and any of such parties' successors and assigns, for any act or omission in connection with, relating to, or arising out of the Debtors' chapter 11 cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct. In all such instances, the above-referenced parties shall be and have been entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities in connection with the Debtors' chapter 11 cases and under the Plan.

                                   ARTICLE 11
                        PROVISIONS FOR THE RESOLUTION OF
                          OBJECTIONS TO PROOFS OF CLAIM

         11.1 RIGHT TO OBJECT TO CLAIMS. The Plan Agents, on behalf of the Liquidating Debtors, shall have the right to examine and object to any Claims filed in Debtors' chapter 11 cases, including Administrative Claims, and shall have the right to object to and contest the allowance of any such Claims.

         11.2 DEADLINE FOR OBJECTING TO CLAIMS. Except as otherwise provided herein, the Plan Agents must file any objections to Claims with the Bankruptcy Court and serve a copy of the objection on the subject Claimant before the expiration of one-hundred and twenty (120) days after the Effective Date (unless such time period is further extended by subsequent orders of the Bankruptcy Court); otherwise such Claim shall be deemed Allowed in accordance with Bankruptcy Code section 502.

                                   ARTICLE 12
                     GENERAL PROVISIONS RELATING TO RESERVES

         12.1 DISPUTED CLAIM RESERVE. On the Effective Date, or as soon as practicable thereafter, the Plan Agents shall establish, on behalf of the Liquidating Debtors, a Disputed Claim Reserve funded with Available Cash in an amount equal to the Distributions reserved for the holders of Disputed Claims. The Plan Agents shall create a separate account for the Disputed Claim Reserve. The Disputed Claim Reserve shall be held in trust for the benefit of holders of Allowed Claims whose Distributions are unclaimed and the holders of Disputed Claims pending determination of their entitlement to Distributions under the Plan. When a Disputed Claim becomes an Allowed Claim, the Plan Agents, on behalf of the Liquidating Debtors, shall release and deliver the Distribution reserved for the particular Disputed Claim (net of distribution cost) from the Disputed Claim Reserve 10 days after the Allowance Date or the next Distribution Date. If the Court disallows the Disputed Claim, the proceeds therefor shall be part of the Available Cash or Estate Property free and clear of any liens, claims, interest, or other encumbrances and shall be distributed in accordance with the Plan. To the extent any funds held in the Disputed Claim Reserve relate to (i) Administrative Claims or (ii) Class 1 Priority Unsecured Non-Tax Claims or a Priority Unsecured Tax Claims that have either been disallowed by the Bankruptcy Court or are no longer claimed as evidenced by a written release of such Claim or the failure to seek allowance of such Claim within six (6) months from the Effective

Date, then such funds shall become Available Cash under the Plan. The Disputed Claim Reserve shall be dissolved once all required payments have been made.

         12.2 OPERATING RESERVE. On the Effective Date, or as soon as practicable thereafter, the Plan Agents, on behalf of the Liquidating Debtors, shall establish the Operating Reserve funded periodically with Available Cash in an amount determined by the Plan Agents, to be reasonably necessary to pay anticipated Liquidation Costs, fund litigation, fund contingent liabilities, and otherwise conduct the affairs of the Liquidating Debtors. The Operating Reserve and the Professional Fee Reserve shall be held in the same bank account.

         12.3 PROFESSIONAL FEE RESERVE.

         On the Effective Date, or as soon as practicable thereafter, the Plan Agents shall establish the Professional Fee Reserve in an amount equal to the estimated Professional Fees Claims. The funds in the Professional Fee Reserve shall be used solely for the payment of Allowed Professional Fee Claims. To the extent funds held in the Professional Fee Reserve have either been disallowed by the Bankruptcy Court or are no longer claimed as evidenced by a written release of such Claim or the failure to seek allowance of such Claim within twenty (20) days of the Effective Date, then such funds become Available Cash under the Plan. The Professional Fee Reserve shall be dissolved once all required payments have been made. Any funds remaining after all required payments have been made will become Available Cash under the Plan. The Operating Reserve and the Professional Fee Reserve shall be held in the same bank account.

                                   ARTICLE 13
                   PROVISIONS FOR THE RETENTION, ENFORCEMENT,
                       COMPROMISE OR ADJUSTMENT OF CLAIMS
                       BELONGING TO THE BANKRUPTCY ESTATE

         13.1 RIGHT TO ENFORCE, COMPROMISE, OR ADJUST ESTATE CLAIMS. Pursuant to, among other authority, Bankruptcy Code section 1123(b)(3)(B), the Plan Agents shall have, for the benefit of the Liquidating Debtors' Estate, the full power, authority, and standing to prosecute, compromise, or otherwise resolve any Avoidance Actions and any other claims and causes of action constituting Estate Property. All proceeds derived from the Avoidance Actions or other claims and causes of action shall become Estate Property and distributed as Available Cash in accordance with the Plan. The Liquidating Debtors shall not be subject to any counterclaims with respect to the Avoidance Actions and any other claims and causes of actions constituting Estate Property; provided, however, that the Avoidance Actions and any other claims and causes of action constituting Estate Property will be subject to any setoff rights.

                                   ARTICLE 14
                            RETENTION OF JURISDICTION

         14.1 RETENTION OF JURISDICTION. The Bankruptcy Court, even after the cases have been closed, shall have jurisdiction over all matters arising under, arising in, or relating to the Debtors' chapter 11 cases, including proceedings to:

                  (a) ensure that the Plan is carried out;

                  (b) enter such orders as may be necessary or appropriate to implement, consummate, or enforce the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

                  (c) consider any modification of the Plan under Bankruptcy Code section 1127;

                  (d) hear and determine all Claims, controversies, suits and disputes against the Debtors to the full extent permitted under 28 U.S.C. Sections 157 and 1334;

                  (e) allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any and all objections to the allowance or priority of Claims;

                  (f) hear, determine, and adjudicate any litigation involving the Avoidance Actions or other claims or causes of action constituting Estate Property;

                  (g) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Liquidating Debtors that may be pending on or commenced after the Effective Date;

                  (h) resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any entity's obligations incurred in connection with the Plan, or any other agreements governing, instruments evidencing, or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies, or obligations under any of the foregoing;

                  (i) hear and determine all controversies, suits, and disputes that may arise out of or in connection with the enforcement of any and all subordination and similar agreements among various creditors pursuant to Bankruptcy Code section 510;

                  (j) hear and determine all requests for compensation and/or reimbursement of expenses that may be made for fees and expenses incurred before the Effective Date;

                  (k) enforce any Final Order, the Confirmation Order, the final decree, and all injunctions contained in those orders;

                  (l) enter an order concluding and terminating these cases;

                  (m) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order;

                  (n) determine all questions and disputes regarding title to the Estate Property and any other assets of the Liquidating Debtors;

                  (o) classify the Claims of any Claimholders and the treatment of these Claims under the Plan, to re-examine Claims that may have been allowed for purposes of voting, and to determine objections that may be filed to any Claims;

                  (p) take any action described in the Plan involving the Liquidating Debtors;

                  (q) enforce, by injunction or otherwise, the provisions set forth in the Plan, the Confirmation Order, any final decree, and any Final Order that provides for the adjudication of any issue by the Bankruptcy Court;

                  (r) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated; and

                  (s) enter a Final Decree as contemplated by Bankruptcy Rule 3022.


                                   ARTICLE 15
                            MISCELLANEOUS PROVISIONS

         15.1 PAYMENT OF STATUTORY FEES.

                  All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will be paid by the Liquidating Debtors in the ordinary course of business.

         15.2 ADMINISTRATIVE CLAIMS BAR DATE.

                  The Confirmation Order will establish an Administrative Claims Bar Date for the filing of all Administrative Claims (but not including Professional Fee Claims, claims for the expenses of a member of the Creditors Committee, or United States Trustee fees), which date shall be twenty (20) days after the Confirmation Date. Holders of Administrative Claims, other than Professional Fee Claims, claims for the expenses of a member of the Creditors Committee, or United States Trustee fees, not paid prior to the Administrative Claims Bar Date must submit proofs of claim for such Administrative Claim on or before the Administrative Claims Bar Date or forever be barred from doing so. The Liquidating Debtors shall have 180 days after the

Administrative Claims Bar Date or such later date as may be approved by the Bankruptcy Court, to review and object to such Administrative Claims.

                                   ARTICLE 16
                               GENERAL PROVISIONS

         16.1 CONFIRMATION ORDER. The Confirmation Order shall contain such injunctions and other orders that may be necessary to implement the Plan. To the extent necessary, the Confirmation Order shall contain any provisions necessary to provide for the substantial consummation of the Plan on the Effective Date.

         16.2 NOTICES. Whenever the Plan requires notice be given, such notice shall be given to the following parties at their respective addresses unless a prior notice of change of address has been served indicating a new address:

                             H. Malcolm Lovett, Jr.
                         Luminant Worldwide Corporation
                        520 Post Oak Boulevard, Suite 320
                              Houston, Texas 77027

                               Timothy A. Davidson
                                 Andrews & Kurth
                      Mayor, Day, Caldwell & Keeton, L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002

         16.3 DATES. The provisions of Bankruptcy Rule 9006 shall govern the calculation of any dates or deadlines referenced in the Plan.

         16.4 FURTHER ACTION. Nothing contained in the Plan shall prevent the Liquidating Debtors from taking such actions as may be necessary to consummate the Plan, even though such actions may not specifically be provided for within the Plan.

         16.5 EXHIBITS. All Exhibits attached to the Plan are incorporated herein by reference and are intended to be an integral part of this document as though fully set forth in the Plan.

         16.6 PLAN AMENDMENTS. The Liquidating Debtors, with the written consent of the Committee, may propose amendments or modifications to the Plan in accordance with section 1127 of the Bankruptcy Code at any time before the Confirmation Date. After the Confirmation Date, the Liquidating Debtors may, subject to Bankruptcy Court approval and so long as it does not materially or adversely affect the rights of Creditors set forth in the Plan and other parties in interest, amend or modify the Plan to remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order, in such manner that may be necessary to carry out the purposes and intent of the Plan. At the Confirmation Hearing, the Liquidating Debtors may, either in writing or on oral motion, request a modification of any provision of the Plan to address any objection to confirmation of the Plan and may seek confirmation of the Plan, as modified.

         16.7 EXEMPTION FROM TRANSFER TAXES. Pursuant to the provisions of Bankruptcy Code section 1146(c), the issuance, transfer or exchange of a security or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.

         16.8 BINDING EFFECT. The Plan shall be binding on, and inure to the benefit of the Debtors, the Liquidating Debtors, the Committee, the Claimholders and Interestholders, and their respective successors and assigns, regardless of whether those parties voted to accept the Plan.

         16.9 RATIFICATION. The Confirmation Order shall ratify all transactions effectuated by Liquidating Debtors during the pendency of their chapter 11 cases.

         16.10 GOVERNING LAW. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law principles.

         16.11 DISSOLUTION OF THE CREDITORS COMMITTEE. On the Effective Date, the Committee will dissolve and its members shall be released and discharged from all duties and obligations arising from or related to their service a member of the Committee.

                                   ARTICLE 17
                     CONTINGENCIES TO EFFECTIVENESS OF PLAN

         17.1 CONDITIONS PRECEDENT TO EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 17.2 below:

                  (1) The Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Committee shall have been entered by the Clerk of the Bankruptcy Court;

                  (2) all authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained;

                  (3) Liquidating Debtors shall have in place as of the Effective Date liability insurance in form, substance, and amount reasonably acceptable to the Committee and the Plan Agents;

                  (4) there shall be no stay of the Confirmation Order in effect; and

                  (5) all other actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

         17.2 WAIVER OF CONDITIONS. Each of the conditions set forth in Section
17.1 above, other than those set forth in Section 17.1(i) and Section 17.1(iii), may be waived, in whole or in part, by the Debtors with the written consent of the Committee without any notice to parties in interest or the Bankruptcy Court and without a hearing.

DATED:  June 26, 2002.
                                      LUMINANT WORLDWIDE CORP.
                                      N/K/A  PARENT I CORPORATION (FOR ITSELF
                                      AND ON BEHALF OF THE SUBSIDIARY DEBTORS)


                                      By: /s/ H. MALCOLM LOVETT, JR.
                                          ------------------------------------
                                          H. Malcolm Lovett, Jr.
                                          President and CEO


AKIN GUMP STRAUSS HAUER & FELD LLP
1900 Pennzoil Place - South Tower
711 Louisiana
Houston, Texas  77002
Telephone:  (713) 220-5800
Facsimile:   (713) 236-0822

ATTORNEYS FOR DEBTORS

ANDREWS & KURTH
MAYOR DAY CALDWELL & KEETON, L.L.P.
600 Travis Street Suite 4200
Houston, Texas  77002
Tele:    (713) 220-4200
Fax:     (713) 220-4285

ATTORNEYS FOR OFFICIAL COMMITTEE OF UNSECURED CREDITORS

                                    EXHIBIT A

                            GLOSSARY OF DEFINED TERMS



         ADMINISTRATIVE CLAIM means a Claim, or that portion thereof, that is entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries, or payments for goods and services); (ii) compensation for legal, financial advisory, accounting and other services, and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; and (iii) all fees and charges assessed against the Estate under 28 U.S.C. Section 1930.

         ADMINISTRATIVE CLAIMANT means any Person asserting entitlement to payment of an Administrative Claim.

         ADMINISTRATIVE TAX CLAIM means an Administrative Claim held by a Governmental Unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which accrued or became due from and after the Petition Date through and including the Effective Date.

         AFFILIATE means with respect to a Person, (i) an entity that directly or indirectly owns, controls or holds with power to vote, twenty percent or more of the outstanding voting securities of such Person, other than an entity that holds such securities (a) in a fiduciary or agency capacity without sole discretionary power to vote such securities or (b) solely to secure a debt, if such entity has not in fact exercised such power to vote, or (ii) a corporation twenty percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person, or by an entity that directly or indirectly owns, controls or holds with power to vote, twenty percent or more of the outstanding voting securities of such Person, other than an entity that holds such securities (a) in a fiduciary or agency capacity without sole discretionary power to vote such securities or (b) solely to secure a debt, if such entity has not in fact exercised such power to vote.

         ALLOWANCE DATE shall mean (i) as to a Disputed Claim, the date on which such Claim becomes an Allowed Claim by Final Order and (ii) as to any other claim that is not a Disputed Claim, the Initial Distribution Date.

         ALLOWED means, with respect to any Claim, such Claim or any portion thereof (a) that has been allowed by a Final Order, (b) as to which, on or by the Effective Date, (i) no Proof of Claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is included in the Schedules, other than a Claim that is scheduled as zero, in an unknown amount or disputed, (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitations fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan or (e) any Claim that the Plan Agents decide in their discretion should be Allowed.

         AVAILABLE CASH means all Cash held by the Debtor less (i) any Cash held in Reserves and (ii) Cash that is Cash Collateral and (iii) Cash used to pay Allowed Administrative Claims, Allowed Priority Unsecured Tax Claims, and Allowed Class 1 Claims on the Initial Distribution Date.

         AVOIDANCE ACTIONS means any causes of action arising under sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code.

         BALLOT means the ballot for voting to accept or reject the Plan.

         BANKRUPTCY CODE means title 11 of the United States Code.

         BANKRUPTCY COURT means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or in the event such court ceases to exercise jurisdiction over the Debtors' chapter 11 cases, such court as may have jurisdiction with respect to the reorganization or liquidation of the Debtors under chapter 11 of the Bankruptcy Code.

         BAR DATE means April 28, 2002 or such other date as may be set by the Bankruptcy Court as a deadline for Creditors to file proofs of claim (other than Administrative Claims and Professional Fee Claims).

         CASH means lawful currency of the United States of America, cash equivalents, and other readily marketable securities or instruments issued by a Person other than the Debtor, including readily marketable direct obligations of the United States of America, certificates of deposit issued by federally insured banks, and money market accounts of federally insured banks.

         CASH COLLATERAL shall have the meaning prescribed by 11 U.S.C. Section 363(a).

         CLAIM shall have the meaning set forth in 11 U.S.C. Section 101(5).

         CLAIMANT OR CLAIMHOLDER means the holder of an Allowed Claim.

         CLASS means a category of holders of Claims or Interests as classified in the Plan.

         COMMITTEE means the Official Committee of Unsecured Creditors appointed in Debtors' bankruptcy cases pursuant to section 1102 of the Bankruptcy Code.

         CONFIRMATION DATE means the date on which the Confirmation Order is entered on the docket of the Debtors' chapter 11 cases by the Clerk of the Bankruptcy Court.

         CONFIRMATION HEARING means the date established by the Bankruptcy Court to consider confirmation of the Plan.

         CONFIRMATION ORDER means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

         CREDITOR shall have the meaning set forth in 11 U.S.C. Section 101(10).

         CURE means the amount of Cash required for the cure and assumption of an Executory Contract pursuant to the provisions of section 365(b) of the Bankruptcy Code.

         DEBTORS means (i) Luminant Worldwide Corporation now known as Parent I Corporation; (ii) Align-Fifth Gear Acquisition Corporation now known as River-Fifth Acquisition Corp.; (iii) Align Solutions Corp. now known as River Solutions Corp.; (iv) BD Acquisition Corp. now known as River Acquisition Corp.;
(v) Free Range Media, Inc. now known as Mayflower I, Inc.; (vi) Interactive8, Inc. now known as River8, Inc.; (vii) Integrated Consulting, Inc. now known as Mayflower Consulting, Inc.; (viii) LWC Operating Corp. now known as Parent I Operating Corporation; (ix) LWC Management Corp. now known as Parent I Management Corporation; (x) Multimedia I Holdings, Inc. now known as Mayflower I Holdings, Inc.; (xi) Multimedia Resources, LLC now known as Mayflower LLC; (xii) Potomac I Holdings, Inc. now known as River I Holdings, Inc.; (xiii) Potomac Partners Management Consulting, LLC now known as River Partners Management Consulting LLC; and (xiv) Resources Solutions International, LLC now know as River Solutions International LCC; (xv) Align-Synapse Acquisition Corporation; and (xvi) RSI Group, Inc.

         DISCLOSURE STATEMENT APPROVAL DATE means the date of entry by the Bankruptcy Court of an order approving any disclosure statement concerning the Plan.

         DISPUTED CLAIM shall mean any Claim that is not an Allowed Claim.

         DISPUTED CLAIM RESERVE means that certain reserve of Available Cash to be established by the Plan Agents pursuant to Section 12.1 of the Plan.

         DISTRIBUTION means a distribution of Available Cash by the Plan Agents.

         DISTRIBUTION DATE means any date on which the Plan Agents makes Distributions to holders of Allowed Claims under the Plan.

         EFFECTIVE DATE means the first Business Day following the Confirmation Date, unless the Confirmation Order has been stayed, in which case the Effective Date shall be the first Business Day after the lifting of such stay.

         ESTATES means the bankruptcy estates of the Debtors and all Property comprising the estates within the meaning of section 541 of the Bankruptcy Code.

         ESTATE PROPERTY means all rights, title, and interest in and to any property of every kind or nature owned by the Debtors or its Estates as of the Effective Date, including all property within the meaning of section 541 of the Bankruptcy Code.

         EXECUTORY CONTRACTS means "executory contracts" as such term is used within the meaning of section 365 of the Bankruptcy Code.

         FINAL ORDER means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, that has not been reversed, stayed, modified or amended.

         FISCAL YEAR means the annual accounting period of the Debtors commencing on January 1 and ending on December 31 of each year.

         GENERAL PLAN AGENT means one of the Plan Agents as described in section
7.1.1 of the Plan.

         GENERAL UNSECURED CLAIM means an Unsecured Claim that is not (i) an Administrative Claim, (ii) Professional Fee Claim, (iii) Priority Unsecured Tax Claim, or (iv) Priority Unsecured Non-Tax Claim; but shall specifically include any and all other Claims not separately classified under the Plan.

         GOVERNMENTAL UNIT means a governmental unit as such term is defined in section 101(27) of the Bankruptcy Code.

         INITIAL DISTRIBUTION DATE means the Effective Date or the next most practicable date, as determined by the Plan Agents, for the first payment of Allowed Claims.

         INSIDER shall have the meaning set forth in section 101(31) of the Bankruptcy Code.

         INTEREST means all rights (including unpaid dividends) arising from any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtors.

         INTERESTHOLDER means a holder of an Interest.

         IRS means the Internal Revenue Service.

         LIEN means a lien, security interest, or other interest or encumbrance asserted against Estate Property as defined in section 101(37) of the Bankruptcy Code.

         LIMITED PLAN AGENT means two of the Plan Agents as described in section
7.1.1 of the Plan.

         LIQUIDATION COST means any reasonable cost and expense of the Plan Agents of administering Estate Property, including paying taxes on behalf of the Debtors and Liquidating Debtors and paying professional fees of the Plan Agents and the Debtors or Liquidating Debtors.

         LIQUIDATING DEBTORS means any and all Debtors on or after the Effective Date,


         NEW COMMON STOCK means stock issue by Luminant Worldwide Corporation pursuant to Section 7.2.1 of the Plan.

         OPERATING RESERVE means that certain reserve of Available Cash to be established by the Plan Agents pursuant to Section 12.2 of the Plan.

         PERSON means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, unincorporated organizations, or other legal entities, irrespective of whether they are governments, agencies or political subdivisions.

         PETITION DATE means December 7, 2001, the date of filing of the Debtors' chapter 11 cases.

         PLAN means the Joint Plan of Liquidation of Debtors and the Official Committee of Unsecured Creditors under chapter 11 of the Bankruptcy Code, as amended or modified.

         PLAN AGENT means a Plan Agent and any successor Plan Agent appointed pursuant to Section 7.1.3. of the Plan.

         PRIORITY UNSECURED NON-TAX CLAIM means an unsecured claim, or that portion thereof, that is entitled to priority in payment under sections 507(a)(2-7) and 507(a)(9) of the Bankruptcy Code.

         PRIORITY UNSECURED TAX CLAIM means an Unsecured Claim, or that portion thereof, that is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         PROFESSIONAL means a professional employed in the Debtors' chapter 11 cases under 11 U.S.C. Sections 327 and 1103.

         PROFESSIONAL FEE CLAIM means a Claim for compensation or reimbursement of expenses of a Professional retained in the Debtors' chapter 11 cases and requested in accordance with the provision of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code.

         PROFESSIONAL FEE RESERVE means that certain reserve of Available Cash to be established by the Plan Agents pursuant to Section 12.3 of the Plan.

         PRO RATA means, as to a particular holder of a Claim or Interest, the ratio that the amount of the Claim or Interest held by such holder bears to the total amount of all Claims held by holders of Claims within the same Class of Claims. Such ratio shall be calculated as if all Disputed Claims were Allowed Claims as of the Effective Date.

         RESERVES means collectively the Disputed Claim Reserve, the Operating Reserve, Professional Fee Reserve or any other reserve account maintained by the Plan Agents under the Plan.

         SCHEDULES OF ASSETS AND LIABILITIES means the schedules of assets and liabilities filed by the Debtors in their bankruptcy cases, as amended or modified.

         SECURED CLAIM means a claim for which a Claimant holds a valid, perfected and enforceable Lien, not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law, or a Claim for which a Claimant asserts a setoff under section 553 of the Bankruptcy Code, but only to the extent of the value, determined in accordance with section 506(a) of the Bankruptcy Code, of the Claimant's interest in the Debtor's interest in the Estate Property or to the extent of the amount subject to such setoff, as the case may be, unless a timely election has been made under section 1111(b)(2) of the Bankruptcy.

         SUBORDINATED CLAIM means a Claim that is subordinated in payment of Class 3 General Unsecured Claims by contract or by Final Order of the Bankruptcy Court declaring that such Claim is subordinated in right of payment by virtue of the applicable provisions of the Bankruptcy Code or applicable state law.

         TREASURY REGULATIONS means the regulations promulgated under the Internal Revenue Code by the Department of the Treasury of the United States.

         UNEXPIRED LEASES means "unexpired leases" as such term is used within the meaning of Section 365 of the Bankruptcy Code.

         UNSECURED CLAIM means a Claim that is not a Secured Claim. The term specifically includes any tort Claims or contractual Claims or Claims arising from damage or harm to the environment and, pursuant to section 506(a) of the Bankruptcy Code, any Claim of a creditor against the Debtors to the extent that such Creditor's Claim is greater than the value of the Lien securing such Claim, any Claim for damages resulting from rejection of any Executory Contract pursuant to section 365 of the Bankruptcy Code, and any Claim not otherwise classified under the Plan.